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                                                                    EXHIBIT 99.1

(HORIZON LOGO)

                     INVESTOR CONTACT: PETER M. HOLLAND, CHIEF FINANCIAL OFFICER
                                                                  (740) 772-8547
     MEDIA CONTACT: MARY ELSASS, SENIOR MANAGER, PUBLIC RELATIONS (740) 772-8364

                                            68 E. MAIN ST. CHILLICOTHE, OH 45601


NEWS                                              FOR IMMEDIATE RELEASE

           HORIZON PCS AMENDS MANAGEMENT AND SERVICES AGREEMENTS WITH
                                   SPRINT PCS

               Amendment Provides for Simplified Pricing Structure

CHILLICOTHE, OH (MARCH 17, 2005) -- HORIZON PCS, INC. ("the Company") (Pink
Sheets: HZPS), a PCS affiliate of Sprint (NYSE:FON), today announced that it has signed an amendment to its management and services agreements with Sprint PCS related to back-office billing and service charges, activation fees and wholesale/retail rates. The Company said the amendment, among other things, improves and simplifies the economic terms of its relationship with Sprint.

AMENDMENT DETAILS

The amendment, which is retroactive to January 1, 2005, improves the predictability and clarity of key economic drivers in areas such as roaming and reseller and back office services while providing an immediate savings to the Company's cost structure. The amendment includes the following changes:

|_|      The Company will pay Sprint:

         o a reduced monthly service fee per subscriber ("CCPU Service") of $7.00 for 2005 and $6.75 for 2006;

         o a one time acquisition fee ("CPGA Service") of $22.00 per each new subscriber addition for 2005 and 2006 to cover certain customer acquisition costs;

|_| Sprint will pay the Company a reciprocal roaming rate of $0.058 per minute for voice subscribers through 2006, with the exception of certain contracted markets whereby Sprint will continue to pay the Company reciprocal roaming rates of $0.10 per minute until the earlier of seven years (through 2011) or upon reaching certain subscriber penetration levels in those markets;

|_| Beginning in January, 2007, the reciprocal roaming rates (except in the "contracted" markets) and the fees for established Sprint CCPU service and CPGA service will change based on an agreed upon methodology.

In conjunction with the amendment, Horizon PCS has agreed to settlement terms with Sprint regarding several disputed charges for back office services. The settlement calls for Horizon PCS to pay a portion of the amount disputed, which is estimated to be approximately $700,000 and was fully reserved at December 31, 2004.

In addition, Sprint has agreed to delete the Logan, West Virginia market and the Williamson-Pikeville market from the Company's service territory. In return, Sprint has agreed to acquire the Company's network assets and the rights to the subscriber base in those markets for consideration of approximately $170,000. The Logan, West Virginia market and the Williamson-Pikeville market represent approximately 200 active subscribers in an area that includes approximately 40,000 pops. Horizon PCS covered pops after this transaction will be approximately 5.4 million.


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"We are very pleased to have reached this milestone in our relationship with
Sprint," said Bill McKell, Horizon PCS' chief executive officer. "We are excited about the reduced rate structure for Sprint services as well as the new fixed roaming rates, each of which offers significant benefits over the current structure while also simplifying our relationship with Sprint and providing us with greater long term predictability. We are equally pleased that we are able to retain the economic benefit of our ten cent roaming markets for the foreseeable future."

ABOUT HORIZON PCS

Horizon PCS is a PCS Affiliate of Sprint, with the exclusive right to market Sprint wireless mobility communications network products and services to a total population of approximately 7.4 million in portions of 11 contiguous states. Its markets are located between Sprint's Chicago, New York and Knoxville markets and connect or are adjacent to 12 major Sprint markets. As a PCS Affiliate of Sprint, Horizon markets wireless mobile communications network products and services under the Sprint and Sprint PCS brand names. For more information, visit www.horizonpcs.com.

ABOUT SPRINT

Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com/mr.

This press release contains statements about future events and expectations that are forward-looking statements. Any statement in this press release that is not a statement of historical fact may be deemed to be a forward-looking statement, which involves known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For example, our expectations about the impact of the amendments to the Sprint agreements may prove inaccurate due to factors such as the impact of competition, the effects of our recent bankruptcy and restructuring, risks associated with our relationship with Sprint, the availability of handsets and delays in our network build-out.

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